UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

Boston Private Financial Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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10 Post Office Square
Boston, Massachusetts 02109

ADDITIONAL INFORMATION REGARDING THE
2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2020
The following Notice of Change of Location (the “Notice”) relates to the proxy statement (the “Proxy Statement”) of Boston Private Financial Holdings, Inc. (the “Company”), dated March 16, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 23, 2020. The Notice is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about March 31, 2020.
THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

NOTICE OF CHANGE OF LOCATION OF THE
2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, APRIL 23, 2020

Dear Shareholders,

Boston Private Financial Holdings, Inc. (the “Company” or “Boston Private”) announced today that, in accordance with orders issued by the Governor of the Commonwealth of Massachusetts, the Company has changed the location of its 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held solely through remote audio access via a webcast. The previously announced date and time of the Annual Meeting (April 23, 2020 at 10:00 a.m., Eastern Time) have not changed.

Shareholders who wish to attend the Annual Meeting must register at http://www.viewproxy.com/bostonprivate/2020/ (click on “Virtual Meeting Registration”) by 11:59 p.m., Eastern Time, on April 20, 2020. Shareholders will be provided an opportunity to ask questions of the Board of Directors and management. Please refer to the 2020 Annual Meeting FAQs included in the “Virtual Meeting Registration” tab for further registration instructions and technical support.

The Company encourages eligible shareholders to vote on the proposals prior to the Annual Meeting using the instructions provided in the proxy statement previously distributed. The proxy card included with the proxy materials previously distributed may continue to be used to vote shares in connection with the Annual Meeting. Shareholders also will have the opportunity to vote their shares during the Annual Meeting.

By Order of the Board of Directors,

CHRISTOPHER A. COOPER
Corporate Secretary

Boston, Massachusetts
Dated: March 31, 2020